Exhibit 99.2

AZZ incorporated Reports Year-To-Date and Second

Quarter Results of Fiscal - Year 2007

For the six months when compared to the prior year – Revenues Increase 25%,

Net Income up 169%, Earnings per share Increase 154% and Backlog is up 29%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

September 29, 2006 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and six-month periods ended August 31, 2006. Revenues for the second quarter increased 31 percent to $62.9 million, compared to $47.8 million for the same period last year. Net income for the second quarter increased 286 percent to $5.3 million, or $0.90 per diluted share, compared to net income of $1.4 million, or $0.24 per diluted share, in last year’s fiscal second quarter.

For the six-month period, the Company reported revenues of $115.3 million, an increase of 25 percent compared to $92.6 million for the comparable period last year. Net income for the six months rose 169 percent to $9.4 million, or $1.60 per diluted share, compared to $3.5 million, or $0.63 per diluted share for the comparable six-month period last year.

Backlog at the end of the second quarter was $98.7 million versus $76.6 million at August 31, 2005, an increase of 29 percent. Backlog at our February 28, 2006 year-end and the first quarter of fiscal 2007 were $73.8 million and $92.1 million respectively. Incoming orders for the second quarter totaled $69.5 million while shipments totaled $62.9 million resulting in a book to ship ratio of 110 percent. For the first six months, orders totaled $140.2 million while shipments totaled $ 115.3 million, resulting in a year-to-date book to ship ratio of 122 percent. Incoming orders for the first six months increased 34 percent when compared to the same period a year ago.

Outstanding debt at the end of the quarter was $15.5 million, down 42 percent from the comparable period last year. AZZ’s long-term debt to equity ratio is now .16 to 1. Included in Selling, General and Administrative expense for the six-month period ending August 31, 2006, are increased expenses associated with equity based compensation programs in the amount of $1.5 million, employee profit sharing expense in the amount of $.9 million, and the write off of $.3 million of costs related primarily to due diligence investigation of a potential acquisition target due to the low probability of the acquisition taking place.

AZZ Second Quarter – Fiscal Year 2007

September 29, 2006

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Revenues for the Electrical and Industrial Products Segment increased 13 percent to $36.5 million for the second quarter, compared to $32.2 million in the previous year’s second quarter. Operating income for this segment was $5.1 million, compared to $2.3 million in the second quarter of last year, an increase of 126 percent. For the first six months, revenues increased 11 percent to $68.0 million and operating income increased 111 percent to $9.2 million compared to $61.0 and $ 4.4 million, respectively, for the first six months of the prior year.

David H. Dingus, president and chief executive officer, commented, “Strong demand for our Electrical and Industrial Products Segment continued in the second quarter. New orders were strong and balanced across our power generation, transmission and distribution, and industrial products. The continued strength of our markets has allowed us to increase our incoming order rate and continue our aggressive pricing programs designed to achieve improved margin levels. Combined with the strength of our markets, our performance has been enhanced by improved market coverage, and expansion of served markets, particularly international. The leverage gained from improved volumes and improved pricing have favorably impacted our operating margins. On a year to date basis, operating margins have improved to 13.6 percent from a comparable 7.2 percent in the prior year. Our domestic and international quotation and inquiry activity remains strong. Our challenge is to continue to seek out every opportunity to expand our served markets and product offerings that meet our targeted margin criteria.”

Revenues for the Company’s Galvanizing Service Segment increased 69 percent to $26.4 million for the second quarter, compared to $15.6 million in the previous year’s comparable quarter. Operating income for this segment was $8.5 million, compared to $2.7 million in the same quarter last year, an increase of 221 percent. For the first six months of fiscal 2007, revenues increased 50 percent to $47.3 million, and operating income increased 135 percent to $15.0 million, compared to $31.5 and $6.4 million, respectively, for the first six months of the prior year. Year-to-date revenues for this segment increased 11 percent due to volume and 39 percent due to price.

Mr. Dingus continued, “We have implemented significant price increases in our Galvanizing Services Segment to recover the increased zinc cost. This action has favorably impacted our revenues and income. Strong market demand has positively impacted our ability to accomplish this. While pricing is up significantly, we are most pleased that our tonnage processed for the second quarter was 16 percent higher than in the same period last year. Year to date the increase in tons processed is 11 percent. While we have been favorably impacted by the rebuilding associated with hurricanes of last year, the largest portion of the improvement is spread across all of our served markets which are showing strong demand. We have been concerned about the increased cost of galvanizing and the impact this might have on customers selecting alternatives. To date this has been minimal and we do not anticipate this being a major factor for the balance of this fiscal year.”

Mr. Dingus concluded, “Based upon the evaluation of information currently available to management, we are increasing our previously issued guidance for fiscal year 2007. Our earnings are estimated to be within the range of $2.65 and $2.75 per diluted share and revenues to be within the range of $240 to $250 million. Our estimates assume that we will not have any significant customer requested delays in the delivery of our electrical and industrial products, and that the cost of zinc will not significantly change during the balance of the fiscal year necessitating the need to adjust our pricing for galvanizing services.”

AZZ Second Quarter – Fiscal Year 2007

September 29, 2006

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AZZ incorporated will conduct a conference call to discuss financial results for the second quarter of fiscal 2007 at 11:00 a.m. ET on September 29, 2006. Interested parties can access the call by dialing (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687, or (706) 645-9291 (international) confirmation #6444016, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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Condensed financial tables on attached page

AZZ Second Quarter – Fiscal Year 2007

September 29, 2006

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AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	August 31, 2006	August 31, 2005	August 31, 2006	August 31, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$62,882	$47,847	$115,335	$92,586
Costs and Expenses:
Cost of Sales	45,851	39,694	84,558	75,428
Selling, General and Administrative	8,524	5,427	15,802	10,628
Interest Expense	278	453	666	893
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	6	1	(437)	60
Other (Income)	(80)	(62)	(268)	(127)
Other Expense		129		59

	$54,579	$45,642	$100,321	$86,941

Income before income taxes and accounting change	$8,303	$2,205	$15,014	$5,645
Income Tax Expense	3,024	837	5,524	2,145

Income Before Cumulative Effect of Changes in Accounting Principles	5,279	$1,368	9,490	3,500
Cumulative Effect of Changes in Accounting Principles (Net of Tax)			85

Net income	$5,279	$1,368	$9,405	$3,500

Net income per share
Basic	$.91	$.25	$1.63	$0.63
Diluted	$.90	$.24	$1.60	$0.63
Diluted average shares outstanding	5,893	5,610	5,865	5,589

Segment Reporting

(in thousands)

	Three Months Ended		Six Months Ended
	August 31, 2006	August 31, 2005	August 31, 2006	August 31, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Sales:
Electrical and Industrial Products	$36,520	$32,250	$68,026	$61,038
Galvanizing Services	26,362	15,597	47,309	31,548

Segment Operating Income (a):
Electrical and Industrial Products	$5,148	$2,276	$9,228	$4,366
Galvanizing Services	8,515	2,653	15,020	6,395

Total Segment Operating Income	$13,663	$4,929	$24,248	$10,761

AZZ Second Quarter – Fiscal Year 2007

September 29, 2006

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Condensed Consolidated Balance Sheet

(in thousands)

	August 31, 2006	February 28, 2005
	(unaudited)	(audited)
Assets:
Current assets	$80,507	$63,451
Net property, plant and equipment	$36,783	$35,697
Other assets, net	$41,645	$41,878

Total assets	$158,935	$141,026

Liabilities and shareholders’ equity:
Current liabilities	$41,293	$35,533
Long term debt due after one year	$15,500	$14,375
Other liabilities	$3,712	$3,849
Shareholders’ equity	$98,430	$87,269

Total liabilities and shareholders’ equity	$158,935	$141,026

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Six Months Ended
	August 31, 2006	August 31, 2005
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$8,467	$5,976
Net cash provided by (used in) investing activities	$(3,642)	$(3,066)
Net cash provided by (used in) financing activities	$(3,302)	$(1,678)

Net increase (decrease) in cash and cash equivalents	$1,523	$1,232
Cash and cash equivalents at beginning of period	$1,259	$517

Cash and cash equivalents at end of period	$2,782	$1,749

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